Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact:
Tom Ryan/Amanda Mullin
866-947-4663

Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com

ZipRealty, Inc. Announces Third Quarter 2005 Results
Net revenues increase 61% over prior year period
Emeryville, Calif. — November 3, 2005 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its third quarter ended September 30, 2005. For the quarter, net revenues were $28.2 million, a 61% increase from the $17.6 million reported in the third quarter of 2004. Net income for the third quarter was $2.9 million compared to $1.3 million in the third quarter of 2004. Net income per diluted share was $0.11 and $0.00 for the third quarters ended September 30, 2005 and 2004, respectively.
Eric Danziger, Chief Executive Officer of ZipRealty, commented, “Our third quarter and year-to-date performance underscores the strength of our business model. Agent count and transactions increased substantially for both periods, and our productivity remained above industry averages. In terms of scalability and execution, we were pleased with our new market performance. We not only achieved district-level profitability in Las Vegas sooner than expected but early results in Houston suggest that it’s tracking ahead of expectations.” Danziger continued, “We believe ZipRealty’s brand strength and decentralized field operations will continue to support long-term, geographic expansion in key markets. We believe this will ultimately result in a truly national residential real estate footprint over time as we work toward our long-term goal of becoming one of the leading residential real estate brokerages in the country.”
ZipRealty announced the following achievements for the third quarter of fiscal 2005:
•	At quarter end, the Company employed 1,383 ZipAgents, up from 1,235 at the end of the second quarter and up 77% from 782 at the end of the third quarter of fiscal 2004.
•	Total value of real estate transactions closed increased approximately 65% to $1.36 billion in the third quarter of 2005 from $823 million in the third quarter of 2004.
•	Number of transactions closed during the third quarter of 2005 increased 56% to 3,689 versus 2,371 in the third quarter of 2004.

•	Average net revenue per transaction increased to $7,475 in the third quarter of 2005, compared to $7,215 in the third quarter of 2004.
Balance Sheet & Liquidity
As of September 30, 2005, the Company had approximately $89.2 million of cash, cash equivalents and short-term investments with no long-term debt.
Financial Guidance
Based upon current visibility into fourth quarter revenues, the Company is revising its expected range to between $21.0 and $23.0 million. At this revised revenue level, reported net income per diluted share is expected to be between $0.02 and $0.04. Diluted shares outstanding are expected to average approximately 25.5 million for the quarter. Note that the midpoint of the revised revenue guidance for the full year 2005 represents a growth rate of approximately 50% over the prior year.
For the full year ended December 31, 2006, management expects revenues to be between $130.0 and $135.0 million. The midpoint of this range represents an approximate 40% year-over-year increase. The Company also expects pre-tax income per diluted share for fiscal 2006 to be between $0.40 and $0.45. This forecast excludes the impact of stock option expensing associated with the Company’s planned implementation of FAS 123R next year, as the impact is difficult to quantify at this time.
Due to approximately $47.0 million of federal net operating loss carryforwards as of December 31, 2004, the Company’s income taxes payable are currently limited to alternative minimum taxes payable. However, at some point in the future, the Company may reverse the valuation allowance on the deferred tax assets relating to these operating loss carryforwards and the Company would become a full-rate taxpayer for GAAP purposes. The purpose of providing pre-tax guidance is to assist with comparisons to historical results.
Eric Danziger further commented, “It is important to appreciate that our fourth quarter and preliminary 2006 guidance is being provided in the context of what we believe to be a transitioning market, slowly shifting the advantage from sellers to buyers. Evidence of this shift is seen in rapidly rising inventory levels in September and slightly declining median selling prices across our markets for the past two months. While we cannot predict the length of this transition phase, we expect the industry will still post record, or near record, volumes this year with a solid forecast for 2006. Given the size and historical resilience of the residential real estate industry we are confident in our ability to increase market share and grow our business over the long term, particularly as the market moves toward equilibrium.”
Conference Call Details
A conference call to discuss fiscal third quarter financial results and future guidance will be webcast live on Thursday, November 3, 2005 at approximately 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing (877) 502-9272. A replay of the conference call will be available through November 10, 2005 by dialing (888) 203-1112, password 4913899.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 15 major metropolitan areas in eleven states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding future expansion in key markets and nationally, growth in market share and business, changes in the residential real estate market and future sales volumes in this market, and statements under “Financial Guidance” concerning expected revenues and earnings per share and assumed diluted shares outstanding for the year ending December 31, 2006 and the quarter ending December 31, 2005, and concerning future treatment of the Company’s tax valuation allowance and stock option expense costs. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the newness of the Company’s business model, the Company’s limited operating history and only recent profitability, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s access to MLS listings and leads from third parties that it does not control, seasonality, competition, economic events or trends in housing prices, interest rates, consumer use of the Internet or other items that are beyond the Company’s control, the protection of the Company’s brand identity, intellectual property rights and computer systems, the Company’s ability to manage growth in terms of personnel, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, internet content, privacy and other matters as well as rules of real estate industry organizations, the final outcome of class action litigation pending against the Company and the pending settlement thereof, the Company’s ability to estimate the financial impact of expensing option grants, geographic concentration, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005. ZipRealty assumes no obligation to update the forward-looking statements included in this release.

ZipRealty, Inc.
Unaudited Statements of Operations Data
(In thousands, except per share and other operating data amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net transaction revenues	$27,576	$17,108	$70,122	$43,670
Referral and other revenues	667	463	1,696	1,071

Net revenues	28,243	17,571	71,818	44,741

Operating expenses
Cost of revenues	15,555	9,587	39,438	24,389
Product development	759	643	1,962	1,639
Marketing and business development	3,636	2,462	9,727	6,325
General and administrative	6,039	3,631	15,735	10,013
Stock-based compensation	35	41	106	127
Litigation	—	—	4,164	—

Total operating expenses	26,024	16,364	71,132	42,493

Income from operations	2,219	1,207	686	2,248

Other income (expense):
Interest income	715	59	1,967	96
Other income (expense), net	(8)	5	(11)	(1)

Total other income (expense), net	707	64	1,956	95

Income before income taxes	2,926	1,271	2,642	2,343

Provision for income taxes	76	17	76	47

Net income	$2,850	$1,254	$2,566	$2,296

Net income per share:
Basic	$0.14	$—	$0.13	$—
Diluted	$0.11	$—	$0.10	$—
Weighted average common shares outstanding:
Basic	20,198	1,563	20,031	1,509
Diluted	25,328	1,563	25,487	1,509

Other operating data
Number of ZipAgents at beginning of period	1,235	717	914	440
Number of ZipAgents at end of period	1,383	782	1,383	782

Total value of real estate transactions closed during period (in millions)	$1,355	$823	$3,423	$2,125

Number of transactions closed during period (1)	3,689	2,371	9,407	6,163

Average net revenue per transaction period (2)	$7,475	$7,215	$7,454	$7,086
(1) The term “Transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.
(2) Average net revenue per transaction equals net transaction revenues divided by the number of transactions with respect to each period.
Pro forma net income and pro forma net income per share
Pro forma net income and pro forma net income per share have been computed to give effect to excluding the one-time charge recorded in the second quarter of 2005 related to the pending settlement of threatened litigation. Management believes that pro forma net income for the nine months ended September 30, 2005, provides useful information because it excludes the impact of a one-time charge and is thus more readily comparable to earlier periods.

Nine Months Ended
September 30, 2005
Net income as reported	$2,566
Add: Litigation	4,164
Deduct: Provision for income taxes	(112)

Pro forma net income	$6,618

Pro forma net income per share:
Basic	$0.33
Diluted	$0.26

Pro forma weighted average common shares outstanding:
Basic	20,031
Diluted	25,487

ZipRealty, Inc.
Unaudited Balance Sheets
(in thousands)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$7,629	$11,525
Short-term investments	81,549	71,972
Accounts receivable, net of allowance	2,051	1,089
Prepaid expenses and other current assets	2,581	2,102

Total current assets	93,810	86,688

Restricted cash	190	190
Property and equipment, net	2,125	1,236
Other assets	81	12

Total assets	$96,206	$88,126

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,353	$1,478
Accrued expenses	9,793	4,287

Total current liabilities	11,146	5,765

Other long-term liabilities	49	90

Total liabilities	11,195	5,855

Stockholders’ equity
Common stock: 20,232 and 19,880 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	20	20
Additional paid-in capital	129,231	128,555
Common stock warrants	6,129	6,369
Deferred stock-based compensation	(308)	(438)
Accumulated other comprehensive income (loss)	(497)	(105)
Accumulated deficit	(49,564)	(52,130)

Total stockholders’ equity	85,011	82,271

Total liabilities and stockholders’ equity	$96,206	$88,126